Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the use of our reports dated February 23, 2015, with respect to the consolidated balance sheets of Owens & Minor, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein.

Owens & Minor, Inc. acquired Medical Action Industries, Inc. on October 1, 2014 and ArcRoyal on November 1, 2014, and management excluded from its assessment of the effectiveness of Owens & Minor, Inc.’s internal control over financial reporting as of December 31, 2014, Medical Action Industries, Inc.’s internal control over financial reporting associated with total assets of $269 million and total revenues of $40 million and ArcRoyal’s internal control over financial reporting associated with total assets of $71 million and total revenues of $7 million included in the consolidated financial statements of Owens & Minor, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Owens & Minor, Inc. also excluded an evaluation of the internal control over financial reporting of Medical Action Industries, Inc. and ArcRoyal.

/s/ KPMG LLP

Richmond, Virginia

May 1, 2015